Exhibit 10.11

December 27, 2007

Mr. Paul Jansen

Dear Paul:

It is with great pleasure that we extend this formal offer to you to join Masimo as Vice President, Strategic Marketing reporting to me. A detailed job description will be provided during your New Hire Orientation.

Terms and conditions of this offer include the following:

Starting Date:	As soon as possible but no later than three weeks from the date of this letter.

Annual Salary:	$190,000 paid at a bi-weekly rate of $7,307.69 per pay period.

Annual Bonus:	You will be eligible to participate in Masimo’s Bonus Plan for up to 30% of your salary based on Company and individual objectives being met.

Benefits:	Benefits including health/dental and other insurance, 401(k), vacation, holiday, and sick leave will be per Company policy. Insurance coverage will begin the first of the month following employment.

As a member of our Team, you will be eligible to receive options under Masimo’s Stock Option Plan as determined by the Board of Directors and Shareholders. It will be recommended to the Board to issue you an option to purchase 15,000 shares of Common Stock, vesting 20% per year over five years and exercisable at fair market value, as determined by the Board of Directors and Shareholders, at the time the option is granted.

Employment with Masimo is “at-will” and not for a specific term. This means that either you or the Company is free to terminate your employment relationship at any time with or without reason or advanced notice. You will receive a copy of Masimo’s Employee Handbook during your new hire orientation. It is your responsibility to familiarize yourself with the contents of the Handbook as well as Company policies and procedures.

Mr. Paul Jansen

December 27, 2007

This letter sets forth all the terms of our offer and it supersedes all prior offers, agreements and discussions, whether written or oral. The terms of this offer cannot be modified or amended by any supervisor or by any action of Masimo except a written agreement signed by an officer of the Company.

Please acknowledge your acceptance of this offer by signing below and returning the original. If we have not received your signed acceptance by January 3, 2008, this offer will be withdrawn.

If there are any questions relative to this offer or any aspects of the Company, please feel free to contact me. We look forward to your joining our Team, and we are confident your employment will be a mutually rewarding experience.

Sincerely,

/s/ Mohamed Elmandjra	12/27/07
Mohamed Elmandjra	Date
President, Worldwide OEM Business
Acting E.V.P., Marketing

/s/ Joe E. Kiani	12-28-07
Joe E. Kiani	Date
Chairman of the Board

Offer Acceptance:

/s/ Paul Jansen	12-29-07
Paul Jansen	Date